Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Lake Shore Bancorp, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered(1)	Proposed Maximum Aggregate Offering Price Per Share	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee(2)
Equity	Common stock, $0.01 par value per share	457(c) and 457(h)	406,470(4)	$12.05(2)	$4,897,963.50	0.00015310	$749.88
Equity	Common stock, $0.01 par value per share	457(h)(1)	12,608(5)	$7.89(3)	$99,477.12	0.00015310	$15.23
Equity	Common stock, $0.01 par value per share	457(h)(1)	5,140(6)	$10.62(3)	$54,586.80	0.00015310	$8.36
Equity	Common stock, $0.01 par value per share	457(h)(1)	37,696(7)	$10.62(3)	$400,331.52	0.00015310	$61.29
Total Offering Amounts					$5,452,358.94		$834.76
Total Fee Offsets							$0.00
Net Fee Due					$5,452,358.94		$834.76

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(1)
Together with an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the Lake Shore Bancorp, Inc. 2025 Equity Incentive Plan, the Lake Shore Bancorp, Inc. 2012 Equity Incentive Plan, and the Lake Shore Bancorp, Inc. 2006 Stock Option Plan (the “Equity Plans”) as a result of a stock split, stock dividend or similar adjustment of the outstanding common stock of Lake Shore Bancorp, Inc. (the “Company”) pursuant to 17 C.F.R. Section 230.416(a).
(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and (h) under the Securities Act, based on the average of the high and low prices of the Company’s common stock as reported on the Nasdaq Global Market on July 30, 2025.
(3)
Represents the option exercise price on the date of grant in accordance with Rule 457(h)(1) as adjusted by the application of the exchange ratio of 1.3549 as a result of the completion of the conversion and reorganization of Lake Shore, MHC.
(4)
The shares have been adjusted by the application of the exchange ratio of 1.3549 as a result of the completion of the conversion and reorganization of Lake Shore, MHC.
(5)
Represents the number of shares of common stock currently reserved for issuance for options that were granted on April 23, 2024, but have not been exercised by the recipient pursuant to the Lake Shore Bancorp, Inc. 2012 Equity Incentive Plan as adjusted by the application of the exchange ratio of 1.3549 as a result of the completion of the conversion and reorganization of Lake Shore, MHC.
(6)
Represents the number of shares of common stock currently reserved for issuance for options that were granted on October 21, 2016, but have not been exercised by the recipient pursuant to the Lake Shore Bancorp, Inc. 2012 Equity

Incentive Plan as adjusted by the application of the exchange ratio of 1.3549 as a result of the completion of the conversion and reorganization of Lake Shore, MHC.
(7)
Represents the number of shares of common stock currently reserved for issuance for options that were granted on October 21, 2016, but have not been exercised by the recipient pursuant to the Lake Shore Bancorp, Inc. 2006 Stock Option Plan as adjusted by the application of the exchange ratio of 1.3549 as a result of the completion of the conversion and reorganization of Lake Shore, MHC.

Table 2: Fee Offset Claims and Sources

N/A